Exhibit 99.1

The First Bancorp Announces CEO’s Intent to Retire

DAMARISCOTTA, ME, May 20, 2014 – The First Bancorp (Nasdaq: FNLC), today announced that Daniel R. Daigneault, President and Chief Executive Officer of the Company and its wholly-owned banking subsidiary, The First, N.A., has informed the Board of Directors of his intent to retire in early 2015. The Company also announced that the Board of Directors has named Tony C. McKim, currently Executive Vice President & Chief Operating Officer, as President & Chief Operating Officer of the Bank, effective June 1, 2014. Mr. McKim will eventually succeed Mr. Daigneault as Chief Executive Officer of the Company and the Bank.

At the time of his retirement, Mr. Daigneault will have served as Chief Executive Officer of the Bank for nearly 21 years and will have been the longest-serving Chief Executive Officer in the Bank’s 150-year history. The First, N.A. was originally chartered as The First National Bank of Damariscotta in 1864 and was the 446th institution to be created under the National Bank Act. Today it is the 18th oldest national bank in the United States.

During Mr. Daigneault’s two-decade tenure, the Maine-based Bank has expanded from four locations in Lincoln County to 16 locations in Lincoln, Knox, Hancock, Washington and Penobscot Counties. Total assets have grown $1.3 billion – from less than $200 million to nearly $1.5 billion – with growth of $771 million in the loan portfolio and $424 million in the investment portfolio. Net income in 1993 was less than $2 million compared to $13 million in 2013, an increase of more than $11 million or 665%.

Over the past 20 years, the Company has earned $169 million on a cumulative basis and paid out 47% or $79 million of earnings in dividends to shareholders. The market capitalization of the Company’s stock has increased $175 million or more than 1,500% from $11 million at December 31, 1993, to $186 million at December 31, 2013. During the same period, the compound annual growth rate of the Company’s stock with dividends reinvested was 16%, with a 20-year total return in excess of 1,900%. When compared to the broad market, the S&P 500 had a compound annual growth rate with dividends reinvested of 9% and a total return of nearly 500% for the same period.

“Dan has done an exceptional job leading The First over the past 20 years,” noted David B. Soule, Chairman of the Board of Directors. “Under his watch we have effectively grown our franchise, as seen in the previously noted operating results, and at the same time we have built a culture based on exceptional customer service and the creation of long-term shareholder value. On behalf of the entire Board, I am pleased and honored to offer Dan our sincere congratulations and a hearty ‘job well done!’

“At the same time, I am pleased that we have been able to choose Dan’s successor from within the Bank,” Chairman Soule continued. “Tony brings a wealth of experience to the table and has played a major role at the Bank for a number of years. The Board has been focused on succession planning for some time now, and we are confident that Tony will provide the leadership and strategic direction needed to build on our many successes of the past 20 years.”

Mr. McKim (47) joined the Company as Executive Vice President, Chief Operating Officer and a member of the Board of Directors upon completion of the 2005 merger with FNB Bankshares and its subsidiary, The First National Bank of Bar Harbor. Prior to the merger, Mr. McKim was President and Chief Executive Officer of FNB Bankshares and its subsidiary. A graduate of the University of Maine in Orono, Mr. McKim is involved in several Hancock County associations, including Harbor House, The Maine Seacoast Mission, as well as Acadian Youth Sports. Mr. McKim and his family will relocate closer to the Company’s headquarters in Lincoln County at a future date to be determined.

“It has been my pleasure to work with Tony for the past nine years,” stated Mr. Daigneault, “and like Chairman Soule, I am confident in his ability to take over the helm. The banking industry is undergoing significant change right now, and the one thing I am certain of is that the next 20 years will be more difficult than the past 20 years. Tony is up to this challenge, and I look forward to watching the Bank’s continued success under his leadership.”

The Company and Mr. Daigneault are currently discussing Mr. Daigneault’s transitional and post-retirement roles, as well as his continuing on as a Director of the Company and the Bank. A more detailed transition plan and schedule will be announced in the coming months as Mr. Daigneault’s specific retirement date as Chief Executive Officer is determined.
About The First Bancorp
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank with 16 offices in Lincoln, Knox, Hancock, Washington and Penobscot Counties. The Bank provides a full range of consumer and commercial banking products and services to mid-coast and eastern Maine. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Hancock and Penobscot Counties.
Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.
Additional Information
For more information, please contact F. Stephen Ward, The First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3272.